Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE November 3, 2014	Contact: Ike Smith Vice President-Finance (713) 243-2713

Cal Dive Announces Execution of Amendment No. 9 to Revolving Credit Facility and Delisting from the NYSE

HOUSTON, TX – (November 3, 2014) Cal Dive International, Inc. (OTC: CDVI) (the "Company") announced today that it has entered into a Limited Waiver, Agreement and Amendment No. 9 to its first lien credit agreement which maintains the size of the revolving credit facility at $100.0 million through December 1, 2014, and waives the Company's non-compliance with certain financial covenants and payment obligations under the Credit Agreement, as well as the cross defaults resulting from similar defaults under the Company's second lien credit facility, through December 1, 2014.  As amended, the revolving credit facility capacity will step-down from $100.0 million to $90.0 million on December 2, 2014.  The Company also continues to work cooperatively with the lenders under its second lien credit facility and its convertible notes, as well as its suppliers and vendors.

The Amendment provides the Company with additional time to continue to pursue financing transactions, non-core asset sales and other strategic efforts that could provide the Company with additional liquidity and allow for the repayment, restructuring or refinancing of the Company's first lien revolving credit facility and other funded debt.  While the Company remains hopeful that these efforts will be successful, there can be no assurance that an agreement on such a transaction will be reached by the waiver expiration. If an agreement cannot be reached in a timely fashion, the Company will have to consider other, potentially less satisfactory measures to provide liquidity for its operations.

The Company also announced today that it has been notified by the New York Stock Exchange ("NYSE") that it had determined to commence proceedings to delist the Company's common stock in view of its abnormally low trading price.  The NYSE made a public announcement of this decision on October 29, 2014, and trading in the Company's common stock on the NYSE was suspended immediately.  As previously disclosed, on September 8, 2014, the Company  was notified by the NYSE that it no longer satisfied the minimum share price standard for continued listing of its common stock through its failure to maintain an average closing price per share of not less than $1.00 over a consecutive 30 day period.

Under the NYSE delisting procedure, the Company has 10 business days to appeal the NYSE's delisting decision, and the Company does not intend to appeal this decision.   The Company's common stock now trades on the OTC under the symbol "CDVI".

About Cal Dive International, Inc.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.
Cautionary Statement
This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations.  The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur.  These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors.  Factors that could cause the Company's results to differ materially include: the Company's significant indebtedness and constraints on the Company's liquidity, the impact the delisting of the Company's common stock from the NYSE may have on the liquidity and market price of its common stock and on its ability to conduct equity financings and access the public capital markets, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.